Exhibit 10.2

NON-EXCLUSIVE PATENT LICENSE AGREEMENT

This Non-exclusive Patent License Agreement entered into this 1st day of September, 2007, by and between ImmunoBiotics, Inc., a corporation organized under the laws of the State of Florida, having its principal office at 511 NE 94th Street, Building 2, MiamiShores, Florida 33138, hereinafter referred to as "Licensor," and SYNORx, Inc., a corporation organized under the laws of the State of Nevada, having its principal office at 1060 Calle Negocio, Suite B, San Clemente, California 92673, hereinafter referred to as "Licensee."

RECITALS

WHEREAS, Licensor is the owner of the following intellectual property: United States Patent number 6,774,142 entitled "Inhibition by 3-Deoxyflavonoids of T-Lyrnphocyte Activation and Therapies Related Thereto", hereinafter "The Patent"; and

WHEREAS, Licensee is desirous of researching, developing, marketing, distributing, and selling Luteolin and related bioflavonoid-based products under The Patent; and

WHEREAS, Licensor is willing to grant a Non-exclusive License to Licensee to research, develop, markets distribute, and sell Luteolin and related bioflavonoid-based products covered by The Patent.

NOW THEREFORE, the parties agree as follows:

1.  Licensor hereby grants a Non-exclusive License to Licensee. This License will grant Licensee all rights provided under The Patent.

2.  The initial term of the Exclusive License shall be Five (5) consecutive years following the date of this agreement, at which time the Licensee shall have the option to renew at Five (5) year intervals through the effective dates of the patents, provided that licensee is compliant with ALL terms of this agreement and any future agreements with Licensor.

3.  In consideration for the Non-exclusive Patent License Agreement, Licensee shall manufacture and deliver to Licensor Five Thousand (5,000) bottles of 10 mg LutiMax tablets, bottled and labeled as directed by Licensor. Label copy and lables will be provided by Licensor. In addition to the manufacture and delivery of the 5,000 bottles of LutiMax 10 mg tablets, Licensee will pay a royalty of Five Percent (5%) of net sales of products sold by Licensee that are covered by the Patent for the first Five Hundred Thousand $500,000 in sales per year, Seven and One-Half Percent (7.5%) of net sales per year from Five Hundred Thousand to One Million dollars ($500,000 to $1,000,000) in sales, and for net sales exceeding One Million Dollars ($1,000,000) per year, Licensee will pay Ten Percent (10%) of net sales. Licensee shall pay to Licensor annually a minimum earned royalty of Ten Thousand Dollars ($10,000.00). The payments of the royalties or minimum annual royalty payment will be paid quarterly within 30 days of completion of each quarter beginning the effective date of this Non-exclusive Patent License Agreement.

       4.  Licensee shall keep suitable records of sales hereunder and to furnish to Licensor a quarterly and annual summary report giving the amount of product manufactured or sold by Licensee under The Patent, and to accompany such report with a payment of royalties accrued hereunder. Royalty payments shall be made payable to "ImmunoBiotios, Inc. and wired in US funds to the Licensor's designated bank account. To enable Licensor to verify the accuracy of such reports, Licensee agrees to permit Licensor's accountant to inspect its pertinent records during reasonable business hours upon reasonable notice to Licensee. Licensor shall also have the right during normal business hours to inspect the premises where SYNORx, inc.'s products are packaged, stored, marketed, or sold for the purposes of verifying royalties due and the handling of quality control.

       5.  Licensor believes that Luteolin and related bioflavonoid-based products and the compositions protected under The Patent are suitable for United States sale and use; however, it makes no representation in this regard. Licensor shall not have any responsibility to Licensee in the event Luteolin or the products manufactured under The Patent do not perform satisfactorily.

       6.  Licensee shall maintain the quality of Luteolin, LutiMax, and all products sold under this Agreement as required by the minimum standards for Dietary Supplements and Drugs (if such product is sold as a drug) in the United States. Licensor reserves the right to inspect the quality of all products sold under this Agreement to ensure that the quality is as required

       7.  Licensee agrees to Licensor harmless from any liability or expense in connection with its marketing, sales, or use of Luteolin or Luteolin-based products.

        8.  The name of Licensor shall not be used in advertising without the express written permission of Licensor.

        9.  In the event that protection rights to The Patent are infringed by a third party, Licensor shall have the first opportunity to sue for infringement and to recover and retain any and all damages after paying Licensee its royalties based upon the infringers sales. In the event that Licensor does not desire to sue for any infringement, the Licensee thereafter will have the right to sue for infringement and retain all damages recovered there from. The party bringing the suit shall be responsible for all of the costs of the suit unless there is a further agreement between Licensor and Licensee in this regard.

        10.  This License shall not be assignable by Licensee without the prior written consent of Licensor, which consent shall not be unreasonably withheld.

        11.  Licensor may, at its option, terminate this agreement by written notice to Licensees if Licensee shall default in:

                a.         The payment of any royalties required to be paid by Licensee to Licensor hereunder; or

b.        The making and submission of any reports required hereunder; or

c.         If such default shall continue for a period of thirty (30) days after Licensor shall have given to Licehsee a written notice of such default;

12.  Failure or delay by Licensor to exercise its right of termination hereunder by reason of any default by Licensee in carrying out any obligation imposed upon it by this Agreement shall not operate to prejudice Licensor's right of termination for any other subsequent default by Licensee.

13.  Unless sooner terminated in accordance with its terms, this Agreement shall continue through the life of Patents and any renewals thereof provided, however that if the Patent Protection is held to be invalid by a court having jurisdiction in a decision which has become final, un-appealable and un-reviewable, the Licensee's obligation to pay future royalties and patent maintenance fees shall cease.

14.  Licensee may terminate the License granted by this Agreement, provided Licensee shall not be in default hereafter by giving Licensor ninety (90) days written notice of its intention to do so. If such notice is given, then upon the expiration of such ninety (90) days the termination shall become effective; but such termination shall not operate to relieve Licensee from its obligation to pay royalties or to satisfy and other obligations accrued hereunder prior to the data of such termination. Upon termination of this Agreement, all of the licensed rights shall automatically revert to Licensor.

15.  Licensee shall provide Licensor with detailed information on the performance of Luteolin, particularly any information which might reflect adversely on ImmunoBiotics, Inc. or the use of Luteolin or Luteolin-based products.

16.  Licensor retains the right to freely research, manufacture, market, sell and distribute Luteolin products and products covered by The Patent for all purposes and does not forgo any rights of its own under The Patent.

17.  This agreement shall be governed and construed in accordance with the laws of the State of Florida, the United States of America, and any dispute, controversy or claim arising out of or relating to this Agreement shall be brought and decided in the courts of MiamiDace County, Florida or the United States Federal Courts in Florida, and the parties agree to accept service of process by registered mail, and waive any jurisdictional or venue defenses otherwise available.

18.  This Agreement represents the entire Agreement between the partieswith respect to the subject matter hereof, and supersedes all prior agreements between the parties on this subject, and may be amended only by a written instrument or instruments signed on behalf of the parties hereto.

19.  If any part of this Non-Exclusive Patent License Agreement is decided by a court of law to be unlawful, the remaining parts of this PATENT Non-Exclusive Patent License Agreement are enforceable and intact to be deemed as lawful and binding.

IN WITNES WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written..

LICENSOR:                                                          LICENSEE:
ImmunoBiotics, Inc.                                           SYNORx, Inc.

By: /s/Thomas P. Lahey                                    By: /s/Thomas P. Lahey
Thomas P. Lahey                                                Thomas P. Lahey
Title: President                                                    Title: President